                                                                     Exhibit 3.1

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               CENTENE CORPORATION


          The following Restated Articles of Incorporation, duly adopted pursuant to the provisions of the Wisconsin Business Corporation Law, supersede and take the place of the heretofore existing Articles of Incorporation of Centene Corporation:

                                    ARTICLE I
                                    ---------

          The name of the corporation is Centene Corporation (the
"Corporation").
 -----------

                                   ARTICLE II
                                   ----------

          The aggregate number of shares which the Corporation shall have authority to issue is thirty million (30,000,000), consisting of seventeen million (17,000,000) shares of common stock, one-third of one cent ($0.00333...) par value per share ("Common Stock"), and thirteen million (13,000,000) shares
                      ------------
of preferred stock, sixteen and two-third cents ($0.16666...) par value per share ("Preferred Stock").
        ---------------

          The board of directors of the Corporation (the "Board of Directors")
                                                          ------------------
is authorized at any time and from time to time to provide for the issuance of shares of Common Stock and shares of Preferred Stock in one or more series with such distinguishing designations and preferences, limitations and relative rights, in whole or in part, as are stated in these Restated Articles of Incorporation or, to the extent not so stated or expressed, as may be stated and expressed in a resolution or resolutions establishing such series and providing for the issuance thereof, adopted by the Board of Directors (a "Series
                                                                ------
Resolution"), including without limitation the designation and number of shares
----------
of each such series, the voting rights, if any, of each such series, and the dividend, redemption, liquidation, conversion and other rights, if any, of each such series.

          A total of 16,000,000 shares of Common Stock shall be known and designated as Series A Common Stock ("Series A Common Stock"). A total of
                                      ---------------------
1,000,000 shares of Common Stock shall be known and designated as Series B Common Stock ("Series B Common Stock"). A total of 2,400,000 shares of Preferred
               ---------------------
Stock shall be known and designated as Series A Preferred Stock ("Series A
                                                                  --------
Preferred Stock"). A total of 1,050,000 shares of Preferred Stock shall be known
---------------
and designated as Series B Preferred Stock ("Series B Preferred Stock"). A total
                                             ------------------------
of 850,000 shares of Preferred Stock shall be known and designated as Series C Preferred Stock ("Series C Preferred A Stock"). A total of 4,000,000 shares of
                  --------------------------
Preferred Stock shall be known and designated as Series D Preferred Stock ("Series D Preferred Stock"). The remaining number of authorized shares of
  ------------------------
Preferred Stock which are not Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or the subject of a Series Resolution shall be undesignated Preferred Stock. The Board of Directors from time to time may increase or decrease the number of shares of any series, but not, in the case of a decrease, to a number less than the number of shares of such series then outstanding. The Series A Common Stock, Series B Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have the following relative rights, preferences and limitations, but except as so set forth shall be identical in every respect.

          A.   Dividends. The holders of Preferred Stock, including the Series A
               ---------
Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, shall be entitled to participate with the holders of Common Stock in any dividends paid or set aside for payment (other than dividends payable solely in shares of Common Stock) so that holders of Preferred Stock shall receive with respect to each share of Preferred Stock an amount equal to
(i) the dividend payable with respect to each share of Common Stock multiplied by (ii) the number of shares (and fraction of a share, if any) of Common Stock into which such share of Preferred Stock is convertible as of the record date for such dividend; provided, however, that the holders of the Series D Preferred
                   --------  -------
Stock shall be entitled to receive such dividends in preference to any other class or series of stock.

          B.   Liquidation Preference. The following provisions shall apply in
               ----------------------
the event of any liquidation, dissolution or winding up of the Corporation either voluntarily or involuntarily (a "Liquidation Event"). The following
                                        -----------------
events also shall be considered a Liquidation Event: (i) a consolidation or merger of the Corporation with or into another corporation or other entity or person, or any other corporate reorganization (other than a consolidation, merger or reorganization following which the holders of fifty percent (50%) or more of the capital stock of the resulting or surviving entity, determined on a common equivalent basis, are persons or entities who were shareholders of the Corporation or affiliates of shareholders immediately prior to such consolidation, merger or reorganization) or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (other than to an entity which is at least 50% owned by persons or entities who were shareholders or affiliates of shareholders of the Corporation immediately prior to such sale, lease or other disposition), unless in the case of either
                                           ------
subsections (i) or (ii) the holders of more than 50% of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and any of one or more additional series of the Corporation's Preferred Stock (each such series being referred to herein as an "Additional Series"), acting together, consent in writing, within 20 days of
 -----------------
receiving notice from the Corporation of the imminence of such consolidation, merger, or sale, that such consolidation, merger or sale, for purposes of this Section B, shall not be deemed a Liquidation Event:

               (1) Preference Amount. Upon any Liquidation Event, before any
                   -----------------
distribution or payment shall be made to the holders of Series A Common Stock, Series B Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Additional Series, the holders of Series D Preferred Stock shall be entitled to receive prior to and in preference of any distribution of the assets or surplus funds of the Corporation to such holders of Series A Common Stock, Series B Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Additional Series,
(i) the greater of (x) an amount equal to five dollars ($5.00) per share (such amount to be adjusted proportionately in the event of any stock splits, stock combinations, stock dividends or recapitalizations) or (y) the amount per share that would be received if the Series D Preferred Stock was converted into Series A Common Stock prior to the Liquidation Event plus (ii) a further amount equal to any dividends declared or accrued but unpaid on such shares (the sum of clauses (i) and (ii), the "Series D Preferred Stock Preference Amount"). After
                           ------------------------------------------
the payment of the Series D Preferred Stock Preference Amount, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive out of the remaining assets of the Corporation legally available for distribution if any, prior to and in preference of any distribution of the assets or surplus funds of the Corporation to the holders of Series A Common Stock or Series B Common Stock, an amount equal to forty-four and one-third cents ($0.44333...) per share (such amount to be adjusted proportionately in the event of any stock splits, stock combinations, stock dividends or recapitalizations) plus a further amount equal to any dividends declared or accrued but unpaid on such shares, based upon the relative liquidation preferences of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock (the "Second Preference Amount"). The
                                             ------------------------
aggregate sum payable to all holders of Preferred Stock hereunder is herein referred to as the "Preference Amount." If, upon such Liquidation Event, the
                    -----------------
assets of the Corporation available for distribution to the shareholders of the Corporation are insufficient to pay the entire Second Preference Amount, such assets as are so available shall be distributed on a common equivalent basis among the holders of Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock in relation to their respective liquidation preferences.

               (2) Remainder. After the payment or the setting aside for payment
                   ---------
of the Preference Amount, the assets of the Corporation remaining available for distribution shall be distributed among all the holders of Series A Common Stock, Series B Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock on a common equivalent basis.

               (3) Noncash Distributions, Common Equivalency. If any of the
                   -----------------------------------------
assets of the Corporation are to be distributed other than in cash under this Section B or for any purpose, then the Board of Directors shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the shareholders of the Corporation. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice of the appraiser's valuation to each shareholder. As used herein, the "common
                                                                ------
equivalence" of any share of Preferred Stock is the number of shares of Common
-----------
Stock into which such share of Preferred Stock is at the time convertible and the phrase "on a common equivalent basis" refers to a calculation done on the
            ----------------------------
basis of common equivalence.

          C.   Voting Rights.
               -------------

               (1) Series A Common Stock, Series A Preferred Stock and Series D
                   ------------------------------------------------------------
Preferred Stock. The holders of Series A Common Stock shall be entitled to one
---------------
vote for each share of Series A Common Sock held with respect to all matters submitted for a vote or written consent of shareholders. The holders of Series
A Preferred Stock and Series D Preferred Stock shall be entitled, for each share of Series A Preferred Stock or Series D Preferred Stock, respectively, held to the number of votes equal to the number of shares of Series A Common Stock into which each share of Series A Preferred Stock or Series D Preferred Stock could be converted on the record date, with respect to all matters submitted for a vote or written consent of shareholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Series A Common Stock. The holder of each share of Series A Preferred Stock or Series D Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation and shall vote together as a single voting group with holders of Series A Common Stock upon all other matters submitted for a vote or written consent of shareholders, except those matters required to be submitted to a class or series vote pursuant to Section F of this Article II, Article IV or by law. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Series A Common Stock into which shares of Series A Preferred Stock or Series D Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one). The holders of each Additional Series shall have the voting rights, if any, specified in the applicable Series Resolution.

               (2) Series B Common Stock, Series B Preferred Stock and Series C
                   ------------------------------------------------------------
Preferred Stock. The holders of Series B Common Stock, Series B Preferred Stock
---------------
and Series C Preferred Stock shall not be entitled to vote (except as otherwise required by law) but shall be entitled to notice of all meetings of shareholders.

          D.   Conversion.
               ----------

               (1) Rights to Convert. Each share of Series A Preferred Stock,
                   -----------------
Series B Preferred Stock and Series D Preferred Stock shall be convertible at the option of the holder thereof and at any time after the date of issuance of such share, into Series A Common Stock, subject to the conditions set forth below. Each share of Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock shall be convertible into the number of shares of Series A Common Stock which results from dividing the "Conversion Price" per
                                                       ----------------
share in effect for such class at the time of conversion into the "Conversion
                                                                   ----------
Value" per share for such c1ass. The number of shares of Common Stock into
-----
which a share of Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate." The Conversion Price per share of Series A Preferred
     ---------------
Stock initially in effect shall be forty-four and one-third cents ($0.44333...); the Conversion Price per share of Series B Preferred Stock initially in effect shall be forty-four and one-third cents ($0.44333...); and the Conversion Price per share of Series D Preferred Stock initially in effect shall be five dollars ($5.00). The Conversion Value per share of Series A Preferred Stock and Series B Preferred Stock shall be forty-four and one-third cents ($0.44333...); and the Conversion Value per share of Series D Preferred Stock shall be five dollars ($5.00). The initial Conversion Price for each such series of Preferred Stock shall be subject to adjustment as hereinafter provided. In addition, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof and at any time after the date of issuance of such share, into one share of Series A Preferred Stock; provided, that such a conversion into Series A Preferred Stock
                 --------
may not occur to the extent that the holder of Series B Preferred Stock would immediately following such conversion, hold capital stock of the Corporation with voting power in the election of directors equaling or exceeding 50% of the total voting power in such election. Such conversion of shares of stock shall be at the office of the Corporation. In no event shall shares of Series B Common Stock be convertible into any other class or series of capital stock. Each share of any Additional Series shall have the conversion rights, if any, specified in the applicable Series Resolution.

               (2)  Automatic Conversion.
                    --------------------

                    (a) Each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Series A Common Stock at its then effective Conversion Rate immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the
                                         --------------
Corporation's Series A Common Stock in a firm-commitment, underwritten public offering by a nationally recognized investment banking firm with aggregate net cash proceeds to the Corporation (after deducting underwriters' discounts and expenses), at the public offering price, of at least $10,000,000 and an equivalent public offering price per share of Series A Common Stock (as such shares of stock are presently constituted) of at least $1.33. Additionally, upon such an event, each share of Series C Preferred Stock shall automatically be converted into shares of Series B Common Stock at its then effective Conversion Rate; the Conversion Price per share of Series C Preferred Stock initially in effect shall be forty-four and one-third cents ($0.44333...) (subject to adjustment as hereinafter provided) and the Conversion Value per share of Series C Preferred Stock shall be forty-four and one-third cents ($0.44333...).

                    (b) Each share of Series D Preferred Stock shall automatically be converted into shares of Series A Common Stock at the then effective Conversion Rate immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act, covering the Corporation's Series A Common Stock in a firm-commitment, underwritten public offering by a nationally recognized investment banking firm with net cash proceeds to the Corporation (after deducting underwriters' discounts, commissions and expenses) of at least $20 million and an equivalent public offering price per share of Series A Common Stock of at least $10 (as adjusted for stock splits, dividends and recapitalizations and the like).

               (3)  Mechanics of Conversion. Before any shareholder shall be
                    -----------------------
entitled to convert shares of stock as provided in Section D(1) above, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number and type of shares of stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of stock to be converted, and the person or persons entitled to receive the shares of stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of stock on such date.

          In the event of an automatic conversion pursuant to Section D(2) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares of Preferred Stock and whether or not the certificates representing such shares are surrendered to the Corporation; provided, however, that the Corporation shall
                                --------  -------
not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation as provided above, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of closing of the offering, and the person and persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares on such date.

               (4)  Fractional Shares. No fractional shares shall be issued
                    -----------------
upon any conversion described in this Section D. In lieu of any fractiona1 shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price.

               (5)  Adjustment of Conversion Price. The Conversion Price of each
                    ------------------------------
class or series of Preferred Stock shall be subject to adjustment from time to time after the date of filing of these Restated Articles of Incorporation (the "Filing Date") as follows:
 -----------

                    (a) Except for Series D Preferred Stock (which shall be subject to the adjustments set forth in Section D(5)(c)), if the Corporation after the Filing Date shall issue (i) any Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (other than "Excluded Stock" (as defined below) or stock
 --------------
dividends, subdivisions, split-ups, combinations or dividends, which are events covered by Sections D(5)(d), (e) and (f) of this Article II) for a consideration per share less than the Conversion Price applicable to such class or series of Preferred Stock in effect immediately prior to the issuance of such Common Stock (or other securities convertible into or exchangeable for such Common Stock), then the Conversion Price for such class or series of Preferred Stock shall forthwith be decreased immediately after such issuance to a price equal to the quotient obtained by dividing:

                          (i)  an amount equal to the sum of

                               (x) the total number of shares of Common Stock outstanding (including any shares deemed to have been issued pursuant to subsection (C) of this Section D(5)(a)) immediately prior to such issuance multiplied by the Conversion Price in effect for such class or series of Preferred Stock immediately prior to such instance, plus

                               (y)  the consideration received by the
                               Corporation upon such issuance, by

                          (ii) the total number of shares of Common Stock outstanding (including any shares deemed to have been issued pursuant to subsection (C) of this Section D(5)(a)) immediately after such issuance of Common Stock (or other securities convertible into or exchangeable for such Common Stock).

               (b)  "Excluded Stock" shall mean:
                     --------------

                    (i) shares of Common Stock issued or issuable on or after the Filing Date upon exercise of options or other purchase rights granted to employees, officers, directors or consultants of the Corporation and approved by the Board of Directors of the Corporation (and any reissuance of such shares after repurchase thereof); and

                    (ii) all shares of Common Stock or other securities issued or to be issued to employees, officers, directors or consultants of the Corporation after receipt of written consent to such issuance from the holders of 50% of the then outstanding shares of Preferred Stock and approval of such issuance by the Board of Directors of the Corporation; and

                               (iii)  all shares of Common Stock or other
                               securities issued to an investment firm or similar person as a fee in connection with capital finance activities of the Corporation.

                    Shares of Excluded Stock shall not be deemed to be outstanding for purposes of the computations of Section D(5)(a) above prior to their actual issuance.

                    (c)  Adjustment of Series D Preferred Stock Conversion
                         -------------------------------------------------
Price. If the Corporation shall issue, after the Filing Date, (i) any Common
-----
Stock. warrants, rights, options or other securities of the Corporation convertible into or exchangeable for Common Stock (excluding shares of Common Stock issued or issuable to employees, officers, directors or consultants pursuant to the Corporation's now or hereafter existing benefit plans as approved by the Board of Directors; or warrants, options or stock not to exceed a value of $5O,000 per employee issued in connection with employment agreements with new members of executive management, or shares of Common Stock or securities issued to an investment banking firm or similar person as a fee in connection with capital finance activities of the Corporation) that have an exercise or conversion price at issuance lower than the Conversion Price of the Series D Preferred Stock in effect immediately prior to such issuance (the "Trigger Stock") or (ii) stock dividends, subdivisions, split-ups, combinations
 -------------
or dividends, which are events covered by Sections D(5)(d), (e) and (f) of this
Article II), then the Conversion Price for the Series D Preferred Stock shall forthwith be adjusted to a price equal to the lowest consideration received per share for any share of such Trigger Stock.

                    (d) For purposes of making any such calculation pursuant to this Sections D(5)(a) and (c), the shares of Common Stock issuable upon conversion of the outstanding shares of Preferred Stock, together with any other shares of the same class of capital stock deemed issued and outstanding pursuant to subsection (C) of this Section D(5)(d), shall be deemed issued and outstanding at all times. For purposes of any adjustment of the Conversion Price pursuant to this subsection (a) and (c) of this Section D(5), the following provisions shall be applicable:

                               (i)    In the case of the issuance of Common
                               Stock for cash, the consideration received therefor shall be deemed to be the amount of cash paid therefor without deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

                               (ii)   In the case of the issuance of Common
                               Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Corporation, in accordance with generally accepted accounting treatment

                        (iii) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible or exchangeable for such Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                               (A)  the aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to be issuable for a consideration equal to the consideration (determined in the manner provided in subsections (i) and (ii) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                               (B)  the aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to be issuable for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (including any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections (i) and (ii) above);

                               (C)  the aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such options or rights or securities were issued, provided that the consideration for which such Common Stock is deemed to be issuable does not exceed the issuance price of securities issued in the latest bona fide round of financing by the Corporation;

                               (D)  on any change in the number of shares of
Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment (and any subsequent adjustments) made upon (x) the basis of the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change, or (y) the basis of the issuance of the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                               (E)  on the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment (and any subsequent adjustments) made upon the basis of the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertibIe or exchangeable securities, as the case may be, been made upon the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                      (e) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of such Common Stock or by a subdivision or split-up of shares of such Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price for each class or series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of such class or series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                      (f) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of such Common Stock, then, on the effective date of such combination, the Conversion Price for each class or series of Preferred Stock shall be appropriateIy increased so that the number of shares of Common Stock issuable on conversion of such class or series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                      (g) If the Corporation shall declare a cash dividend upon Common Stock payable otherwise than out of retained earnings or shall distribute to holders of such Common Stock shares of another class or series of capital stock, stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for such Common Stock or other securities of the Corporation convertible into or exchangeable for such Common Stock), then, in such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of such Common Stock, receive a like distribution based upon the number of shares of such Common Stock into which the shares of Preferred Stock are then convertible.

                      (h) In the event, at any time after the date hereof, of (i) a capital reorganization or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares) or (ii) the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in Common Stock, or (iii) the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, the shares of Preferred Stock shall, if such event is not deemed a Liquidation Event (as defined in Section B of this Article II), after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Preferred Stock into such Common Stock. The provisions of this subsection (h) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

               (i) All calculations under this Section D shall be made to the nearest cent or to the nearest one hundredth (l/100) of a share, as the case may be.

          (6)  Minimal Adjustments. No adjustment in a Conversion Price need be
               -------------------
made if such adjustment would result in a change in a Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.

          (7)  Certificate as to Adjustments. Upon the occurrence of each
               -----------------------------
adjustment or readjustment of a Conversion Price pursuant to this Section D, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each shareholder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation upon written request at any time by any shareholder, shall furnish or cause to be furnished to such shareholder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and Conversion Rate at the time in effect, and (iii) the number of shares and the amount, if any, of other property which at the time would be received upon the conversion.

          (8)  Notices of Record Date. In the event of any taking by the
               ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive a dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each shareholder at least twenty (20) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

          (9)  Reservation of Common Stock Issuable Upon Conversion. The
               ----------------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of Preferred Stock such number of its shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (10) Notices. Any notice required by the provisions of this Section D
               -------
to be given to a shareholder shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his latest address appearing on the books of the Corporation.

     E.   Redemption.
          ----------

          (1)  Optional Redemption. At the individual option of each holder of
               -------------------
shares of Series D Preferred Stock, the Corporation shall redeem for cash up to fifty percent (50%) of that holder's Series D Preferred Stock outstanding on each of September 1, 2003 and September 1, 2004 (each, a "Redemption Date") at a
                                                          ---------------
price equal to the sum of (i) 110% of five dollars ($5.00) per share (such amount to be adjusted proportionately in the event of any stock splits, stock combinations, stock dividends or recapitalizations) plus (ii) a further amount equal to any dividends declared or accrued but unpaid in such shares (the "Redemption Amount"). The number of shares of Series D Preferred Stock to be
 -----------------
redeemed from each holder on a Redemption Date shall be equal to fifty percent (50%) of the total number of shares initially held by such holder less the number of shares of Series D Preferred Stock for which the holder has exercised its conversion right under Section D of this Article I).

          (2)  Mandatory Redemption. Notwithstanding any provision to the
               --------------------
contrary, in the event of a Change of Control (as defined below) and upon the request of a holder of Series D Preferred Stock, the Corporation shall be obligated to repurchase the Series D Preferred Stock held by such holder for an amount equal to the Redemption Amount. For purposes of this Section E(2), "Change of Control" shall mean any event or series of events by which (i) any
 -----------------
person or group, who are not shareholders or affiliates of shareholders of the Corporation immediately prior to such event, obtains a majority of the securities of the Corporation ordinarily having the right to vote in the election of directors; (ii) 50% or less of the Common Stock equivalents are held after a merger, consolidation, reorganization, recapitalization, dissolution or liquidation of the Corporation by persons who immediately prior to such event were shareholders or affiliates of shareholders of the Corporation; (iii) any sale, lease, exchange, or other transfer of all, or substantially all of the assets of the Corporation; or (iv) the adoption of a plan leading to the liquidation, dissolution or winding up of the Corporation.

     F.   Protective Provisions. So long as any of the Series A Preferred Stock,
          ---------------------
Series D Preferred Stock or any Additional Series is outstanding, the Corporation shall not without obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, Series D Preferred Stock and such Additional Series, acting as a single class:

          (1)  Change of Rights. Materially and adversely alter or change the
               ----------------
rights, preferences or privileges of any series of Preferred Stock.

          (2)  Create a New Class. Create any new class or series of shares
               ------------------
having a preference over or being on a parity with any outstanding shares of Preferred Stock as to dividends or assets, or authorize or issue shares of stock of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having options or rights to purchase, any shares of stock of this Corporation having any preference over or being on a parity with any outstanding shares of Preferred Stock as to dividends or assets.

          (3)  Reclassification. Reclassify any class or series of Common Stock
               ----------------
into shares having any preference as to dividends or assets superior to or on a parity with any outstanding shares of Preferred Stock.

                                   ARTICLE III
                                   -----------

The name and address of the registered agent and registered office of the Corporation are MIBEF Corporate Services, Inc., 100 East Wisconsin Avenue, Suite 3300, Milwaukee, Wisconsin 53202-4108.

                                   ARTICLE IV
                                   ----------

The number of directors constituting the Board of Directors of the Corporation shall be fixed in the manner specified in the Corporation's By-Laws; provided,
                                                                     --------
however, that so long as at least 25% of the Series D Preferred Stock issued as
-------
of the date hereof remains outstanding, the holders of Series D Preferred Stock, voting as a separate class, shall be entitled to designate two (2) persons to the Board of Directors, one of whom shall be Edward Cahill and the second designee shall be an individual who is acceptable to the Corporation's President and Chief Executive Officer. The Series D Directors can only be removed by the holders of a majority of the Series D Preferred Stock.

                                    ARTICLE V
                                    ---------

Any action required or permitted to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting by shareholders who would be entitled to vote at a meeting those shares with voting power to cast no less than the minimum number or, in the case of voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. Any action so take must be evidenced by one or more written consents describing the action taken, signed by the number of shareholders necessary to take the action and delivered to the Corporation for inclusion in the corporate records.


                     _____________________________________


The foregoing Restated Articles of Incorporation of Centene Corporation contain amendments to the Articles of Incorporation requiring shareholder approval; do not provide for an exchange, reclassification or cancellation of issued shares; and were duly adopted on _______________, 1998 in accordance with Section
180.1003 and 180.1007 of the Wisconsin Business Corporation Law.

Dated this 23rd day of September, 1998.



                                              /s/ Michael Neidorff
                                              ----------------------------------
                                              Michael Neidorff, President

This instrument was drafted by and is returnable to:

Robert J. Johannes, Esq.
Michael Best & Friedrich
100 East Wisconsin Avenue, Suite 3300
Milwaukee, Wisconsin 53202
414-271-6560